UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  January 14, 2011

Date of Earliest Event Reported:  January 10, 2011

AdCare Health Systems, Inc.

(Exact Name of Registrant as specified in its Charter)

Ohio	31-1332119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5057 Troy Rd, Springfield, OH	45502-9032
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code

(937) 964-8974

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c)).

Item 5.02  Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers

On Monday, January 10, 2011, Mr. Gary Wade announced his retirement from the position of Chief Executive Officer and President of AdCare Health Systems, Inc. (the “Company”) effective June 30, 2011.  Also, on January 10, 2011, Mr. Boyd P. Gentry, became the Company’s co-Chief Executive Officer, and will share responsibilities with Mr. Wade through the effective date of Mr. Wade’s retirement.  At that time, Mr. Gentry will assume all the responsibilities of President and Chief Executive Officer of the Company.

Mr. Gentry entered an employment agreement effective January 10, 2011.  The terms of the agreement include an annual salary of $300,000 per year, an annual performance bonus of up to 100% of the annual salary based on standards to be established by the compensation committee and participation in the Company’s Executive Expense Allowance Program to the extent of $30,000 per year.  Mr. Gentry will also receive equity compensation of 250,000 warrants to purchase shares of common stock with an exercise price per share equal to $4.13 per share.  One third of the warrants vested on January 10, 2011 (the “effective date”), and the remaining two thirds shall vest ratably on the day before each on the two subsequent anniversaries of the effective date.

Item 8.01.  Other Events.

On Monday, January 10, 2011, the Company issued a press release announcing the retirement of Mr. Gary L. Wade effective June 30, 2011.  A copy of this press release is furnished as Exhibit 99.2 hereto.  Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Current Report on Form 8-K, including the attached exhibit and the information set forth therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description of Exhibit
99.1	Mr. Boyd P. Gentry employment agreement dated effective January 10, 2011
99.2	Press Release dated January 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:  January 14, 2011

ADCARE HEALTH SYSTEMS, INC.

By:  /s/ Scott Cunningham

Name: Scott Cunningham

Title:  Chief Financial Officer

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